STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

           FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX ACQUIRES HORIZON SCIENTIFIC, INC.

Leading Provider of Medical, Pharmaceutical and Laboratory Refrigeration Systems

Joins Standex Food Service Equipment Group;

Expands Access to the Growing Scientific, Bio-Medical and Pharmaceutical Temperature

and Environmental Control Markets;

Expected EPS Accretion of $0.01-$0.02 in Fiscal 2017 and $0.07-$0.09 in Fiscal 2018, Net of Purchase Accounting and Acquisition Costs

SALEM, NH – October 17, 2016 . . . . Standex International Corporation (NYSE:SXI) today announced that it has acquired South Carolina-based Horizon Scientific, Inc., a supplier of laboratory refrigerators and freezers, as well as cryogenic equipment for the scientific, bio-medical and pharmaceutical markets.  Terms of the transaction were not disclosed.  Horizon Scientific recorded revenue of approximately $28 million for the trailing 12 months ended September 2016. The acquisition is expected to be accretive to earnings per share by $0.01-$0.02 in fiscal 2017 and $0.07-$0.09 in fiscal 2018, net of purchase accounting and acquisition costs.

“Horizon Scientific enhances Standex’s penetration of the higher margin refrigeration markets represented by the growing scientific sector,” said Standex Chief Executive Officer David Dunbar.  “We look forward to offering Horizon Scientific’s well respected products, and working with its customer base and channel partners to expand sales of Standex’s NorLake® Scientific brand into these markets.  Horizon Scientific brings us an experienced management team and we welcome the opportunity to build a stronger position in these key markets together.”

“Becoming part of Standex will enable us to achieve Horizon Scientific’s strategic growth objectives faster than we could as an independent company,” said Horizon Scientific Founder and Chief Executive Officer Greg Deutschmann.  “We now have access to much broader engineering and manufacturing capabilities, which will enable us to deliver product ideas and customer solutions more quickly.  Our longstanding relationships in the pharma, biotech, hospital, medical school and government industries make Horizon Scientific and Standex a great strategic fit.”

“Horizon Scientific has a deep understanding of its key markets, excellent insight into its sales channels and an ability to develop custom solutions very quickly for customers,” said Standex Food Service Equipment Group President Anne De Greef-Safft.  “We welcome the entire Horizon Scientific team to Standex and look forward to working together to expand our product portfolio and customer base.”

About Horizon Scientific

Headquartered in Summerville, South Carolina, Horizon Scientific, Inc. is a respected supplier of laboratory refrigerators and freezers as well as cryogenic equipment for the scientific, bio-medical and pharmaceutical markets.  The company provides these solutions under the American BioTech Supply, Lab Research Products and CryoSafe brand names, and also as private labeled products.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment, Engineering Technologies, Engraving, Electronics, and Hydraulics with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2016, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.